UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2020

SPX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6948	38-1016240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6325 Ardrey Kell Road, Suite 400

Charlotte, North Carolina 28277

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (980) 474-3700

13320-A Ballantyne Corporate Place

Charlotte, North Carolina 28277

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	SPXC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Form 8-K of SPX Corporation (the “Company”) filed on February 26, 2020, on February 24, 2020, Scott W. Sproule, Vice President, Chief Financial Officer and Treasurer of the Company, informed the Company of his plans to retire following the transition of his responsibilities to a successor to be identified and appointed by the Company. On July 16, 2020, the Company issued a press release announcing that James E. Harris has been appointed as the Company’s Vice President, Chief Financial Officer and Treasurer effective as of the close of business on August 17, 2020 (the “Transition Date”). The Company’s Board of Directors approved the appointment of Mr. Harris to these offices on July 8, 2020. In connection with the appointment of his successor and consistent with his previously reported plans, Mr. Sproule will retire as the Company’s Chief Financial Officer and Treasurer effective at the close of business on the Transition Date, but will continue to serve as a Vice President of the Company to assist in the transition of responsibilities to Mr. Harris.

Mr. Harris, age 58, has served as interim Chief Executive Officer of Elevate Textiles, Inc., a privately held global textile company, since March 2020. Mr. Harris joined Elevate in April 2019 as Executive Vice President—Global and Chief Financial Officer. Prior to joining Elevate, Mr. Harris served as Executive Vice President, Business Transformation and Business Services of Coca-Cola Consolidated, Inc., a manufacturer and distributor of nonalcoholic beverages, from January 2018 after serving as that company’s Executive Vice President, Business Transformation from April 2016 to January 2018 and Senior Vice President, Shared Services and Chief Financial Officer from January 2008 to March 2016. He served as a director of Coca-Cola Consolidated, Inc. from August 2003 until January 2008 and was a member of the Audit Committee and the Finance Committee of that company’s board of directors. He served as Executive Vice President and Chief Financial Officer of MedCath Corporation, an operator of cardiovascular hospitals, from December 1999 to January 2008. From 1998 to 1999, he was Chief Financial Officer of Fresh Foods, Inc., a manufacturer of fully cooked food products. From 1987 to 1998, he served in several different officer positions with The Shelton Companies, Inc., a private investment firm. He also served two years with Ernst & Young LLP as a senior accountant.

In connection with his service as the Company’s Vice President, Chief Financial Officer and Treasurer, Mr. Harris will receive salary at an initial annual rate of $525,000. He will also be eligible to participate in the Company’s Management Incentive Bonus Plan with an annual incentive award at target equal to 75% of his annual salary, with the maximum payout opportunity being 200% of the target level based on achievement of performance goals. The annual incentive award for 2020 is to be prorated based on Mr. Harris’s period of service. Contingent on the commencement of employment, Mr. Harris will also receive a partial-year grant of restricted stock units (RSUs) and stock options having an aggregate value of $450,000, with the value being split approximately equally between the RSUs and stock options. These awards will vest in one-third increments over three years from the date of grant, with vesting contingent upon Mr. Harris’s continued employment. To offset the loss of cash incentive compensation under his current employment arrangement, Mr. Harris will receive a sign-on bonus of $375,000 payable no later than March 15, 2021, in line with the Company’s standard bonus payment timing. This bonus amount is to be repaid to the Company by Mr. Harris if he voluntarily terminates his employment with the Company or his employment is terminated by the Company for cause within 12 months of the payment date. This repayment obligation is ratably reduced during the year following the payment date for each month of his continued employment unless Mr. Harris fails to repay such amount upon the Company’s demand, in which case the full amount of the bonus is required to be repaid.

Mr. Harris will be eligible to participate in the Company’s other benefit plans available to executive officers and receive specified perquisites. In connection with the commencement of his services as Vice President, Chief Financial Officer and Treasurer, and Mr. Harris and the Company will enter into a Confidentiality and Non-Competition Agreement, a Severance Benefit Agreement and a Change of Control Agreement, substantially in the form of the agreements filed as Exhibits 10.42, 10.43 and 10.44, respectively, to the Company’s Form 10-K for the fiscal year ended December 31, 2019.

Item 7.01.	Regulation FD Disclosure

On July 16, 2020, the Company issued a press release, which press release is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01 and Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description

99.1	Press release of dated July 16, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX CORPORATION
(Registrant)

Date: July 16, 2020	By:	/s/ John W. Nurkin
John W. Nurkin
Vice President, General Counsel and Secretary

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